Exhibit 99.1

SPY Inc.
2070 Las Palmas Drive
Carlsbad, CA 92011
PH: (760) 804-8420
FX: (760) 804-8442
www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31, 2012

For Immediate Release: May 10, 2012

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the quarter ended March 31, 2012.

Total net sales increased by $1.4 million, or 22%, to $8.1 million for the quarter ended March 31, 2012, compared with total net sales of $6.7 million for the quarter ended March 31, 2011.

Sales of our core SPY® brand products increased by $1.3 million, or 22%, to $7.9 million for the quarter ended March 31, 2012, compared with core SPY® brand sales of $6.5 million during the quarter ended March 31, 2011. Other sales were $0.3 million during the quarter ended March 31, 2012 consisting of closeout sales of substantially all of the remaining inventory value of licensed brand products which are no longer a focus of the Company, compared with licensed brand product sales of $0.2 million during the quarter ended March 31, 2011.

“We are very pleased with the significant growth SPY® generated in our first quarter of 2012, particularly since our first quarter is usually a seasonally weak quarter,” said Michael Marckx, President and CEO. “During the last twelve months we have taken steps to bolster SPY’s position in the market in order to position us for continued growth, including new marketing initiatives, strategic product offerings and investments in sales and marketing related to our core SPY® brand. It is nice to see our renewed focus on the core SPY® brand and our distinctive point-of-view and positioning in the market reflected in continued positive sales growth trends for our SPY® brand.”

We incurred a net loss of $2.6 million during the quarter ended March 31, 2012, compared to a net loss of $1.6 million during the quarter ended March 31, 2011. Despite these net losses, the negative cash flow from operations of $0.4 million and $0.6 million during the quarters ended March 31, 2012 and 2011, as reported in the Consolidated Statements of Cash Flows in our Forms 10-Q in the respective periods, was significantly less than the net loss in each period primarily due to (i) significant levels of non-cash expenses of $0.8 million and $0.4 million, respectively, and (ii) cash generated from our working capital of $1.5 million and $0.5 million, respectively. The working capital improvements during the quarter ended March 31, 2012 were primarily due to the increase in accounts payable and accrued liabilities associated with the timing of inventory purchases, whereas working capital improvements during the quarter ended March 31, 2011 were primarily due to reduced accounts receivable.

The results of the quarter ended March 31, 2012 included the impact of a higher gross margin dollar contribution primarily attributable to higher sales of SPY® brand products, compared to the quarter ended March 31, 2011. Gross margin as a percent of sales was lower during the quarter ended March 31, 2012, primarily due to the impact of closeout sales of licensed brands during the quarter at selling prices that approximated the previously written down inventory value, while sales of licensed brands were sold at relatively normal levels of gross margin during the quarter ended March 31, 2011.

Operating expenses increased during the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011 primarily due to actions engaged to support several company-wide strategic objectives. Sales and marketing expenses increased by $0.8 million, an increase that primarily related to the renewed focus on our SPY® brand positioning, which involved increasing headcount in both the sales and marketing functions and expanding our sales support and marketing activities. General and administrative expenses increased by $0.3 million primarily due to increased ongoing payroll-related and stock compensation costs, most of which related to the restructuring of management that took place subsequent to the first quarter of 2011, general corporate matters and legal and other professional service fees. Interest expense increased during the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011 due to the increased level of outstanding borrowings; however, most of the interest expense in 2012 was paid in kind by adding it to the balance of the outstanding borrowings, and therefore was a non-cash expense.

The results of our operations during the quarter ended March 31, 2012 and 2011 are more fully discussed in our Form 10-Q for the quarter ended March 31, 2012.

SPY Inc.:

We design, market and distribute premium products for hard core participants in action sports, motorsports, snow sports, cycling and multi-sports markets, which embrace their attendant lifestyle subcultures, crossing over into more mainstream fashion, music and entertainment markets. We believe a principal strength is our ability to create distinctive products for active people within the youthful demographics of these subcultures. Our principal products – sunglasses, goggles and prescription frames – are marketed under the SPY® brand. During 2011 and 2010, we also designed, manufactured and sold eyewear under the O’Neill®, Melodies by MJB® and Margaritaville® brands and in 2011, we decided to cease any new purchase orders of additional inventory for these licensed eyewear brands and do not expect any significant sales from these brands in the future.

Safe Harbor Statement:

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “hope,” the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our new management team, our inability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results. Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:

Todd Knapp, Corporate Controller

Michael D. Angel, Chief Financial Officer

760-804-8420

Fax: 760-804-8442

investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	March 31, 2012	December 31, 2011

	(Unaudited)
Assets
Current assets
Cash	$416	$727
Accounts receivable, net	5,011	4,859
Inventories, net	6,315	6,190
Prepaid expenses and other current assets	494	420

Total current assets	12,236	12,196
Property and equipment, net	679	730
Intangible assets, net of accumulated amortization of $699 and $688 at March 31, 2012 and December 31, 2011, respectively	53	65
Other long-term assets	52	50

Total assets	$13,020	$13,041

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$3,084	$2,484
Current portion of capital leases	66	65
Current portion of secured notes payable	14	500
Accounts payable	2,961	1,583
Accrued expenses and other liabilities	2,835	2,679
Income taxes payable	13	8

Total current liabilities	8,973	7,319
Capital leases, noncurrent	134	150
Secured notes payable, noncurrent	43	47
Subordinated stockholder long-term debt, noncurrent	13,665	13,000

Total liabilities	22,815	20,516
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,017,450 and 12,955,438 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	1	1
Additional paid-in capital	43,750	43,492
Accumulated other comprehensive income	501	471
Accumulated deficit	(54,047)	(51,439)

Total stockholders’ deficit	(9,795)	(7,475)

Total liabilities and stockholders’ deficit	$13,020	$13,041

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Net sales	$8,145	$6,703
Cost of sales	4,354	3,290

Gross profit	3,791	3,413
Operating expenses:
Sales and marketing	3,629	2,795
General and administrative	1,996	1,664
Shipping and warehousing	188	139
Research and development	137	154

Total operating expenses	5,950	4,752

Loss from operations	(2,159)	(1,339)
Other expense:
Interest expense	(505)	(256)
Foreign currency transaction gain	56	28

Total other expense	(449)	(228)

Loss before provision for income taxes	(2,608)	(1,567)
Income tax provision	—	4

Net loss	$(2,608)	$(1,571)

Net loss per share of Common Stock
Basic	$(0.20)	$(0.13)

Diluted	$(0.20)	$(0.13)

Shares used in computing net loss per share of Common Stock
Basic	13,007	12,488

Diluted	13,007	12,488

Other comprehensive income (loss):
Foreign currency translation adjustment	$(164)	$(301)
Unrealized gain on foreign currency exposure of net investment in foreign operations	$194	$350

Total other comprehensive income	30	49

Comprehensive loss	$(2,578)	$(1,522)